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                   K-TRON INTERNATIONAL, INC. & SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

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                                                        Three Months Ended                      Six Months Ended
                                                        ------------------                      ----------------
                                                     June 28,         June 29,              June 28,           June 29,
                                                      1997              1996                  1997               1996
                                                      ----              ----                  ----               ----
AVERAGE COMMON AND
 COMMON-EQUIVALENT
 SHARES:

 Weighted Average Common
  Shares Outstanding per Period                      3,146,000        3,113,000             3,142,000         3,113,000

Stock Options                                           51,000            7,000                51,000             7,000
                                                     ---------        ---------             ---------         ---------

ADJUSTED AVERAGE COMMON
AND COMMON-EQUIVALENT
SHARES COMPUTATION                                   3,197,000        3,120,000             3,193,000         3,120,000
                                                     =========        =========             =========         =========

EARNINGS FOR COMMON
AND COMMON-EQUIVALENT
SHARES COMPUTATION:

Net income applicable to Common
  Stock                                             $1,252,000        $ 928,000            $2,302,000        $1,680,000
                                                    ==========        =========            ==========        ==========

EARNINGS PER SHARE                                  $      .39        $     .30            $      .72        $      .54
                                                    ==========        =========            ==========        ==========
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